Exhibit 5.3

CONSENT OF EXPERT

To:	United States Securities and Exchange Commission

Re:	Scorpio Gold Corp. (the “Company”) Form F-10 Consent of Expert

In connection with the Company’s Registration Statement on Form F-10 (the “Registration Statement”), I, Art Ibrado, PhD, PE, hereby consent to the references in the Registration Statement to my name and the technical report entitled “Mineral Resource Estimate and NI 43-101 Technical Report, Manhattan Property, Nye County, Nevada” with an effective date of June 4, 2025 and an issue date of April 23, 2026 (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report.

Art Ibrado, PhD, PE

July 6, 2026